Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant
The following securities (collectively, the “Notes”) issued by the corresponding issuer listed below, each a wholly-owned subsidiary of The Carlyle Group Inc. (the “Company”), were outstanding as of March 31, 2024:

Notes Issued Under	Issuer	Jurisdiction of Formation, Organization, or Incorporation
5.625% Senior Notes due 2043	Carlyle Holdings II Finance L.L.C.	Delaware
5.65% Senior Notes due 2048	Carlyle Finance L.L.C.	Delaware
3.500% Senior Notes due 2029	Carlyle Finance Subsidiary L.L.C.	Delaware
4.625% Subordinated Notes due 2061	Carlyle Finance L.L.C.	Delaware
As of March 31, 2024, the guarantors under the Notes consisted of the Company, as a guarantor that provides an unsecured guarantee of the Notes, and its wholly-owned subsidiaries listed in the below table. The guarantees are joint and several, and full and unconditional.

Guarantor	Jurisdiction of Formation, Organization, or Incorporation
Carlyle Holdings I L.P.	Delaware
Carlyle Holdings II L.P.*	Quebec
Carlyle Holdings III L.P.	Quebec
CG Subsidiary Holdings L.L.C.	Delaware
Carlyle Holdings II L.L.C.	Delaware
* Carlyle Holdings II L.P. is not a guarantor of the 4.625% Subordinated Notes due 2061
Exhibit 22